Exhibit 99.1

Allison Transmission Announces First Quarter 2019 Results

•	Net Sales of $675 million, up 2 percent year-over-year

•	Net Income of $167 million, 25% of Net Sales

•	Adjusted EBITDA of $290 million, 43% of Net Sales

•	Diluted EPS of $1.32, up 22 percent year-over-year

INDIANAPOLIS, April 23, 2019 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the first quarter of $675 million, a 2 percent increase from the same period in 2018. The increase in net sales was principally driven by higher demand in the North America On-Highway and Outside North America Off-Highway end markets partially offset by lower demand in the Service Parts, Support Equipment & Other and North America Off-Highway end markets.

Net Income for the quarter was $167 million compared to $151 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $290 million compared to $275 million for the same period in 2018. Net Cash Provided by Operating Activities for the quarter was $194 million compared to $153 million for the same period in 2018. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $175 million compared to $143 million for the same period in 2018.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “I am pleased to report that first quarter 2019 Net Sales increased 2 percent from the same period in 2018. Furthermore, year-over-year Net Sales growth was surpassed by even stronger growth in Net Income, up 11 percent, Diluted EPS, up 22 percent and Adjusted EBITDA, up 5 percent. During the first quarter, we achieved Net Income and Adjusted EBITDA as a percent of Net Sales of 25 and 43 percent, respectively.” Graziosi continued, “Allison also maintained its well-defined approach to capital structure and allocation. During the quarter, we settled $50 million of share repurchases, paid a dividend of $0.15 per share, and refinanced our long-term debt, demonstrating once again, our commitment to prudent balance sheet management through a low-cost, flexible and pre-payable debt structure with long-dated maturities, while simultaneously investing in our business and returning capital to shareholders.”

First Quarter Net Sales by End Market

End Market	Q1 2019 Net Sales ($M)	Q1 2018 Net Sales ($M)	% Variance
North America On-Highway (a)	$377	$339	11%
North America Off-Highway	$14	$33	(58%)
Defense	$32	$37	(14%)
Outside North America On-Highway	$94	$91	3%
Outside North America Off-Highway	$27	$12	125%
Service Parts, Support Equipment & Other	$131	$151	(13%)
Total Net Sales	$675	$663	2%

(a)	North America On-Highway end market net sales are inclusive of net sales for North America Electric Hybrid-Propulsion Systems for Transit Bus.

First Quarter Highlights

North America On-Highway end market net sales were up 11 percent from the same period in 2018 and up 24 percent on a sequential basis, in both cases principally driven by higher demand for Rugged Duty Series and Highway Series models.

North America Off-Highway end market net sales were down $19 million from the same period in 2018 and down $3 million sequentially, in both cases principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were down 14 percent from the same period in 2018 and down 11 percent on a sequential basis, in both cases principally driven by lower Tracked vehicle demand.

Outside North America On-Highway end market net sales were up 3 percent from the same period in 2018 principally driven by higher demand in Europe and down 1 percent sequentially.

Outside North America Off-Highway end market net sales were up $15 million from the same period in 2018 principally driven by higher demand in the energy sector and down $20 million on a sequential basis principally driven by lower demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were down 13 percent from the same period in 2018 and down 12 percent sequentially, in both cases principally driven by lower demand for North America service parts.

Gross profit for the quarter was $359 million, an increase of 5 percent from $342 million for the same period in 2018. Gross margin for the quarter was 53.2 percent, an increase of 160 basis points from a gross margin of 51.6 percent for the same period in 2018. The increase in gross profit from the same period in 2018 was principally driven by a reduction in expenses related to the retirement incentive program for certain UAW Local 933 employees, increased net sales, price increases on certain products and lower incentive compensation expense.

Selling, general and administrative expenses for the quarter were $84 million, a decrease of $8 million from $92 million for the same period in 2018. The decrease was principally driven by 2018 product warranty adjustments and lower 2019 product warranty expense partially offset by increased commercial activities spending.

Engineering – research and development expenses for the quarter were $31 million, an increase of $3 million from $28 million for the same period in 2018. The increase was principally driven by increased product initiatives spending.

Interest expense for the quarter was $36 million, an increase of $6 million from $30 million for the same period in 2018. The increase was principally driven by expenses related to long-term debt refinancing.

Net income for the quarter was $167 million, an increase of $16 million from $151 million for the same period in 2018. The increase was principally driven by increased gross profit and lower selling, general and administrative expenses partially offset by increased interest expense and increased product initiatives spending.

Net cash provided by operating activities was $194 million, an increase of $41 from $153 million for the same period in 2018. The increase was principally driven by lower operating working capital requirements and increased gross profit partially offset by increased cash income taxes and increased cash interest expense.

First Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $290 million, an increase of $15 million from $275 million for the same period in 2018. The increase in Adjusted EBITDA was principally driven by increased gross profit and lower selling, general and administrative expenses partially offset by increased product initiatives spending.

Adjusted Free Cash Flow for the quarter was $175 million, an increase of $32 million from $143 million for the same period in 2018. The increase was principally driven by increased cash provided by operating activities partially offset by increased capital expenditures.

Full Year 2019 Guidance Update

We are affirming the full year 2019 guidance ranges released to the market on February 25 for Net Sales, Adjusted EBITDA, Net Cash Provided by Operating Activities, Adjusted Free Cash Flow and cash income taxes. Allison expects 2019 net sales to be in the range of $2,580 to $2,680 million, Net Income in the range of $525 to $575 million, Adjusted EBITDA in the range of $1,000 to $1,060 million, Net Cash Provided by Operating Activities in the range of $710 to $750 million, Adjusted Free Cash Flow in the range of $550 to $600 million and cash income taxes in the range of $100 to $110 million.

Our 2019 net sales guidance reflects lower demand in the North America Off-Highway and Service Parts, Support Equipment & Other end markets principally driven by lower demand from hydraulic fracturing applications partially offset by increased demand in the North America On-Highway end market, price increases on certain products and continued execution of our growth initiatives.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, April 23 to discuss its first quarter 2019 results. The dial-in number is 1-201-389-0878 and the U.S. toll-free dial-in number is 1-877-425-9470. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate on the conference call, a replay will be available from 11:00 a.m. ET on April 23 until 11:59 p.m. ET on April 30. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13689370.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,900 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; our failure to identify, consummate or effectively integrate acquisitions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; risks related to our substantial indebtedness; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2019	2018
Net sales	$675	$663
Cost of sales	316	321

Gross profit	359	342
Selling, general and administrative	84	92
Engineering - research and development	31	28

Operating income	244	222
Interest expense, net	(36)	(30)
Other income (expense), net	3	(1)

Income before income taxes	211	191
Income tax expense	(44)	(40)

Net income	$167	$151

Basic earnings per share attributable to common stockholders	$1.33	$1.09

Diluted earnings per share attributable to common stockholders	$1.32	$1.08

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$324	$231
Accounts receivable	332	279
Inventories	189	170
Other current assets	36	45

Total Current Assets	881	725
Property, plant and equipment, net	473	466
Intangible assets, net	1,044	1,066
Goodwill	1,941	1,941
Other non-current assets	53	39

TOTAL ASSETS	$4,392	$4,237

LIABILITIES
Current Liabilities
Accounts payable	$209	$169
Product warranty liability	27	26
Current portion of long-term debt	5	—
Deferred revenue	34	34
Other current liabilities	190	197

Total Current Liabilities	465	426
Product warranty liability	37	40
Deferred revenue	97	88
Long-term debt	2,514	2,523
Deferred income taxes	339	329
Other non-current liabilities	194	172

TOTAL LIABILITIES	3,646	3,578
TOTAL STOCKHOLDERS’ EQUITY	746	659

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,392	$4,237

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2019	2018
Net cash provided by operating activities	$194	$153
Net cash used for investing activities (a)	(19)	(10)
Net cash used for financing activities	(83)	(149)
Effect of exchange rate changes on cash	1	2

Net increase (decrease) in cash and cash equivalents	93	(4)
Cash and cash equivalents at beginning of period	231	199

Cash and cash equivalents at end of period	$324	$195

Supplemental disclosures:
Interest paid	$14	$10
Income taxes paid	$6	$1
(a) Additions of long-lived assets	$(19)	$(10)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended March 31,
	2019	2018
Net income (GAAP)	$167	$151
plus:
Income tax expense	44	40
Interest expense, net	36	30
Amortization of intangible assets	22	22
Depreciation of property, plant and equipment	18	20
Stock-based compensation expense (a)	3	3
Unrealized (gain) loss on foreign exchange (b)	(1)	2
Expenses related to long-term debt refinancing (c)	1	—
UAW Local 933 retirement incentive (d)	—	7

Adjusted EBITDA (Non-GAAP)	$290	$275

Net sales (GAAP)	$675	$663
Net income as a percent of net sales (GAAP)	24.7%	22.8%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	43.0%	41.5%
Net Cash Provided by Operating Activities (GAAP)	$194	$153
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(19)	(10)

Adjusted Free Cash Flow (Non-GAAP)	$175	$143

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents (gains) losses (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.
(c)

Represents expenses (recorded in Other income (expense), net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 (together, the “Prior Senior Secured Credit Facility”).

(d)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2019
	Low	High
Net Income (GAAP)	$525	$575
plus:
Income tax expense	155	165
Interest expense, net	134	134
Depreciation and amortization	162	162
Stock-based compensation expense (a)	15	15
Unrealized gain on foreign exchange (b)	(1)	(1)
Expenses related to long-term debt refinancing (c)	1	1
UAW Local 933 retirement incentive (d)	9	9

Adjusted EBITDA (Non-GAAP)	$1,000	$1,060

Net Cash Provided by Operating Activities (GAAP)	$710	$750
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(160)	(150)

Adjusted Free Cash Flow (Non-GAAP)	$550	$600

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents gains (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.
(c)	Represents expenses (recorded in Other income (expense), net) related to the refinancing of the Prior Senior Secured Credit Facility.
(d)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the UAW pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.